For Immediate Release:
---------------------
                                        Company Contact:
                                        ----------------
December 8, 2003                        Nancy C Broadbent
                                        Chief Financial Officer
                                        (215) 579-7388

                                        Investor Relations:
                                        -------------------
                                        Lisa M. Wilson
                                        In-Site Communications
                                        (212) 759-3929


            CollaGenex Pharmaceuticals Appoints New CEO and President
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     NEWTOWN, PA, DECEMBER 8, 2003 - CollaGenex  Pharmaceuticals,  Inc. (Nasdaq:
CGPI) today announced that it has appointed Colin W. Stewart to succeed Brian M. Gallagher, PhD, as the Company's president and chief executive officer, effective immediately. Mr. Stewart will also be a member of the CollaGenex board of directors. Dr. Gallagher will remain on the board as a director and will provide certain consulting services to the company for a period of 24 months.

      "We are pleased to welcome Colin Stewart to CollaGenex as the Company's president and chief executive officer and to its board of directors," said James
E. Daverman, a CollaGenex board member since 1995. "Colin brings a depth of pharmaceutical business experience to CollaGenex at an exciting time in the Company's history. He has built a solid track record of achieving strong sales growth and profitability through pharmaceutical brand development, creating integrated product portfolios and successfully building and leveraging sales forces. He is also experienced in bringing products through both the FDA and European regulatory approval processes, and he has launched and managed numerous pharmaceutical products in a broad range of therapeutic areas, including dermatology and oncology products as well as in-licensed products and pharmaceuticals that were subject to generic competition. We are confident that his skills and experience make Colin the right person to lead CollaGenex to the next stage of its corporate development."

      Daverman continued, "On behalf of the board, I want to thank Brian Gallagher for his service to CollaGenex over the past nine years. Brian was the first employee of CollaGenex and led the development and launch of the most


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successful systemic  pharmaceutical ever in the dental arena. During his tenure,
CollaGenex became the leading specialty pharmaceutical company in the dental industry and is poised for growth in the much larger dermatology market. We are grateful for his contributions and pleased that he has agreed to continue to assist us by serving as a director and consultant to the Company."

      Mr. Stewart said, "I am delighted to be joining CollaGenex at such a critical and exciting time. I share the board's vision that CollaGenex has the people, products and technology to become a major diversified specialty pharmaceutical company, and I am pleased to have the opportunity to play a significant role in shaping the Company's future."

      Mr. Stewart, a 28-year veteran of the pharmaceutical industry, most recently was president and chief executive officer of Muro Pharmaceutical, Inc., a subsidiary of Viatris GmbH. He previously served 10 years with the ASTA Medica Group where he managed several pharmaceutical business units in increasingly senior management positions. He began his career as a sales representative for Winthrop Laboratories Ltd in the U.K. and subsequently held a number of positions of increasing responsibility with Winthrop in sales, marketing and operational management.

      Mr. Stewart, a U.K. citizen, received a Diploma in Management Studies from Teesside Polytechnic and a Master of Science degree in management studies from Durham University Business School.

      CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 115-person professional dental pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat(R) is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis.

      The sales force also promotes Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain; Pandel, a prescription, topical corticosteroid licensed from Altana, Inc.; Sirius Laboratories' AVAR(TM)


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product line for the topical  control of acne  vulgaris,  rosacea and seborrheic dermatitis; and Atridox(R), Atrisorb(R) FreeFlow(TM) and Atrisorb-D FreeFlow, Atrix Laboratories Inc.'s products for the treatment of adult periodontitis.

      Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat(R) may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastasis, among others. CollaGenex is further evaluating Periostat(R), as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

      To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

      This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat(R) and other products that the Company markets, the outcome and consequences of the patent litigation against Mutual and the outcome of litigation initiated by Mutual, risks that the FDA will approve generic products, such as Mutual's products, that will compete with and limit the market for Periostat(R), risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.

Periostat(R),   IMPACS(R)  and  Metastat(R)  are  registered   trademarks,   and
Restoraderm(TM) is a trademark, of CollaGenex Pharmaceuticals, Inc.


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All other trade  names,  trademarks  or service  marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

VIOXX(R) is a trademark of Merck & Co., Inc.

AVAR(TM) is a trademark of Sirius Laboratories, Inc.

Atridox(R) and Atrisorb(R) are registered trademarks, and FreeFlow(TM) is a trademark, of Atrix Laboratories, Inc.


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